UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of1934
                        Date of Report: February 7, 1997

                        COMMISSION FILE NUMBER: 0-19064


                                 NEMDACO, INC.
              ----------------------------------------------------
              Exact name of Registrant as specified in its charter


          Colorado                                      84-1027731
          --------                                      ----------
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification No.)


        9 Buckskin Road, Bell Canyon,                 California   91307
Address of principal executive offices                      Zip Code

Registrant's telephone number, including area code:  (818) 884-4770

Former name, former address and former fiscal year, if changed since last report:



ITEM 1:  NOTICE REGARDING ACQUISITION of GULFPAC U.S.A.

     The Corporation advises that Nemdaco Energy Resources a Nevada Corporation in organization it has been granted a second permit to build and manage a 120,000 bd oil refinery in M.alaysia with it's Joint Venture Partner SKKPJ (TANAH MERAH) DEVELOPMENT SDN BHD. This permit is issued in conjunction with an exclusive exploration and development permit.

     Gulfpac U.S.A. is the owner of sixty five (65%) of a Joint Venture with SKKPJ (TANAH MERAH) DEVELOPMENT SDN BHD that has received permits to explore, develop and manage oil and gas properties in the Northeastern portion of the oil and gas rich Malaysian Peninsula.

     The Company intends to raise up to $5,000,000 to finance the ongoing operations of Nemdaco Energy Resources/Gulfpac U.S.A. Through the sale of 2,500,000 shares of Nemdaco Energy Resources/Gulfpac U.S.A. Common Stock through a Private Placement of said shares. Further the Company intends to register the shares for the investors, said registration to take place within six months of the close of the proposed offering.

ITEM 2: Appointment of Allen G. Hatley to Head of Exploration and Development of Corporations Malaysian Projects.

     The Corporation advises that it has appointed Mr. Allen G. Hatley, age 62, as head of exploration and development for all Malaysian projects.
His responsibilities include contract operations and oil field data management. Mr. Hatley is a forty year veteran of oil exploration and development projects in Southeast Asia , Middle East, Africa and Latin America. Before joining Gulfpac, Mr. Hatley was a private Consultant and Advisor to the oil industry, the Director for Asia for Cities Service Oil Corporation. Managing the Company affairs in the Philippines, Singapore and Indonesia. He has had a distinguished career with numerous oil companies and is the author of several books and articles regarding oil exploration and development.




                                   SIGNATURES
In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                                                       NEMDACO, INC.
                                                       (Registrant)


                                                       /S/ Jeff Bender
                                                       By: Jeff Bender
                                                       Chairman of the
                                                       Board of Directors
Date: February 7, 1997